AGREEMENT

THIS AGREEMENT is entered into and made effective as of August 22, 2005 (the “Agreement Date”) by and between BROC PORTFOLIO L.L.C. (“Seller”), a Delaware Limited Liability Company and TANGER COROC, LLC (“Buyer”), a North Carolina Limited Liability Company. Seller and Buyer are herein sometimes referred to as the “Parties”.

RECITALS:

A. COROC Holdings L.L.C. (the “Company”) is a Delaware limited liability company operated pursuant to a Limited Liability Company Agreement dated October 3, 2003 (the “Company Operating Agreement”). Capitalized terms used herein which are not otherwise defined herein shall have the meanings such terms have in the Company Operating Agreement.

B. Seller and Buyer are the owners and holders of all of the Company’s Interests.

C. Seller has agreed to sell to Buyer, and Buyer has agreed to purchase from Seller, all of Seller’s Interests in the Company upon and subject to the terms and conditions of this Agreement.

NOW THEREFORE, in consideration of the respective agreements and commitments set forth herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by each of the Parties, the Parties agree as follows:

1. Basic Transaction.

1.1 Sale and Purchase of Seller’s Interests. On and subject to the terms and conditions of this Agreement, Seller agrees to sell to Buyer, and Buyer agrees to purchase from Seller, all of Seller’s Interests in the Company (the “Acquired Interest”).

1.2 Purchase Price. Buyer shall pay Seller at the Closing Two Hundred Eighty-Two Million Five Hundred Thousand Dollars ($282,500,000.00) (the “Purchase Price”) in cash by wire transfer or delivery of other immediately available guaranteed U.S. funds. There shall be no adjustments to the Purchase Price.

1.3 The Closing. Provided all conditions precedent for Closing set forth in this Agreement have been satisfied or waived by the appropriate party, the consummation of the transaction contemplated herein (herein called the “Closing”) shall take place at the offices of Simpson Thacher & Bartlett, 425 Lexington Avenue, New York, New York 10017 at 10:00 a.m. on the thirtieth (30th) calendar day (or if such day is not a Business Day, the next succeeding Business Day) following satisfaction of the condition set forth in Section 4.7, and notice of such satisfaction has been received by both Parties (the “Closing Date”); provided however, the Closing shall take place on such earlier Business Day as set by Buyer in a written notice (a “Closing Date Notice”) received by Seller at least sixteen (16) calendar days (or such shorter notice period as the Parties shall mutually agree upon) in advance of said earlier Closing Date; and provided further, unless the Parties mutually agree otherwise, the Closing Date shall not be later than November 30, 2005.

1.4 Delivery at Closing. At the Closing, (i) Seller will deliver to Buyer the various certificates, instruments and documents referred to in Paragraph 6.3(a) below, (ii) Buyer will deliver to Seller the various certificates, instruments and documents referred to in Paragraph 6.3(b) below, and (iii) Buyer will pay and deliver to Seller the consideration specified in Section 1.2 hereof.

1.5 Minimum Primary Return. The Parties agree that contemporaneously with the Closing, as a condition to Seller’s obligations to close hereunder, the Company shall make a distribution to Seller pursuant to Section 5.4(a)(i) of the Company Operating Agreement in an amount sufficient to reduce Seller’s Primary Return Account to zero.

1.6  Tanger Management Fee. The Parties agree that prior to Closing, as a condition to Buyer’s obligations to close hereunder, the Company shall pay Tanger Properties Limited Partnership (“TPLP”) a pro rated portion of the Incentive Fee (as defined in the Management Agreement) payable to TPLP pursuant to the Shopping Center Management Agreement dated December 19, 2003 (the “Management Agreement”). Such pro rated Incentive Fee shall be an amount determined by multiplying (i) the Incentive Fee that would be payable for the full 2005 calendar year if the Company’s Net Operating Income (as determined in the Management Agreement) for the year had been $50,340,000 by (ii) a fraction the numerator of which is the number of days in 2005 prior to and through the Closing Date and the denominator of which is 365.

2. Representations and Warranties of Seller. Seller represents and warrants to Buyer that the statements contained in this Section are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section) except as set forth in the Disclosure Schedule delivered by Seller to Buyer on the date hereof and initialed by the Parties (the “Seller’s Disclosure Schedule”). The Seller’s Disclosure Schedule will be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this Section 2.

2.1 Representations and Warranties Concerning the Transaction

(a) Organization of Seller. Seller is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Delaware.

(b) Authorization of Transaction. Seller has full power and authority (including full power and authority as a limited liability company) to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of Seller, enforceable in accordance with its terms and conditions. Seller need not give any notice to, make any filings with, or obtain any authorization, consent, or approval of, any government or governmental agency in order to consummate the transactions contemplated by this Agreement. The execution, delivery and performance of this Agreement and all other agreements contemplated hereby have been duly authorized by Seller, including, without limitation, due authorization by all of Seller’s members.

(c) Noncontravention. Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge or other restriction of any government, governmental agency or court to which Seller is subject or any provision of the Articles of Organization or Operating Agreement of Seller; (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument or other arrangement to which Seller is a party or by which it is bound or to which any of its assets is subject; or (iii) result in the imposition or creation of a Lien upon or with respect to the Acquired Interest. Seller is not required to give any notice to, make any filing with, or obtain any authorization, consent or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement.

(d) Brokers’ Fees. Seller has no liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which Buyer could become liable or obligated.

(e) Ownership and Transfer of Acquired Interest. Seller holds of record and owns beneficially the Acquired Interest free and clear of any restrictions on transfer (other than any restriction under (i) the Securities Act and state securities laws, and (ii) the Company Operating Agreement), taxes, Liens, options, warrants, purchase rights, contracts, commitments, equities, claims and demands. Seller is not a party to any option, warrant, purchase right or other contract or commitment (other than this Agreement and the Company Operating Agreement) that could require Seller to sell, transfer or otherwise dispose of any ownership interest in the Company. Seller is not a party to any agreement or understanding with respect to the voting of any ownership interest in the Company other than the Company Operating Agreement.

2.2 Representations and Warranties Concerning the Company

(a) Seller has not received notice of, and has no Knowledge of, (i) any third party claim against the Company or any of its Subsidiaries, or (ii) any violation by the Company or any of its Subsidiaries of any statute, regulation, rule, injunction, order, decree, ruling, or charge of any government, governmental agency or court, in each case which claim or violation has not been disclosed to Buyer or of which Buyer is not otherwise aware.

(b) Seller has not taken any action that, to its Knowledge, (i) would bind or obligate the Company, (ii) is in material violation of the Company Operating Agreement, or (iii) would cause the Company or any Subsidiary to take any action in violation of the limited liability company agreement of any of its Subsidiaries, except, in each case (A) pursuant to a Member Consent approved by the Tanger Member or (B) as otherwise permitted by the Company Operating Agreement without a Member Consent, provided that in the case of this clause (B) Seller has disclosed such action to Buyer or Buyer has Knowledge of such action.

3. Representations and Warranties of Buyer. Buyer represents and warrants to Seller that the statements contained in this Section 3 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section 3) except as set forth in the Disclosure Schedule delivered by Buyer to Seller on the date hereof and initialed by the Parties (the “Buyer’s Disclosure Schedule”). The Buyer’s Disclosure Schedule will be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this Section 3.

3.1 Organization of Buyer. Buyer is a limited liability company duly formed, validly existing and in good standing under the laws of the State of North Carolina.

3.2 Authorization of Transaction. Buyer has full power and authority (including full power and authority acting as a limited liability company) to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of Buyer enforceable in accordance with its terms and conditions. Buyer need not give any notice to, make any filings with or obtain any authorization, consent or approval of any government or governmental agency in order to consummate the transactions contemplated by this Agreement.

3.3 Noncontravention. Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge or other restriction of any government, governmental agency, or court to which Buyer is subject or any provision of the articles of organization or operating agreement of Buyer; or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel or require any notice under any agreement, contract, lease, license instrument or other arrangement to which Buyer is a party or by which it is bound or to which any of its assets are subject. Buyer is not required to give any notice to, make any filing with, or obtain any authorization, consent or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement.

3.4 Brokers’ Fees. Buyer has no liability or obligation to pay any fee or commissions to any broker, finder or agent other than Compass Advisers, LLP (“Compass”) with respect to the transactions contemplated by this Agreement for which Seller could become liable or obligated. Buyer shall pay any fees or commissions payable to Compass pursuant to a separate agreement between Buyer and Compass.

4. Pre-Closing Covenants. The Parties agree as follows with respect to the period between the execution of this Agreement and the Closing:

4.1 General. Each of the Parties will use its reasonable best efforts to take all action and to do all things necessary, proper or advisable in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction, but not waiver, of the closing conditions set forth in Section 6 below).

4.2 Notices and Consents. Each Party will give any notices, make any filings with, and use its reasonable best efforts to obtain any authorizations, consents and approvals of governments and governmental agencies in connection with the matters, if any, referred to in Sections 2 and 3 above.

4.3 Operation of Business. Seller will not take any action that (i) would bind or obligate the Company, (ii) is in material violation of the Company Operating Agreement, or (iii) would cause the Company or any Subsidiary to take any action in violation of the limited liability company agreement of any of its Subsidiaries, except, in each case (A) pursuant to a Member Consent approved by the Tanger Member or (B) as otherwise permitted by the Company Operating Agreement without a Member Consent, provided that in the case of this clause (B) Seller has disclosed such action to Buyer or Buyer has Knowledge of such action.

4.4 Intentionally Omitted.

4.5 Notice of Developments. Each Party will give prompt, written notice to the other Party of any material adverse development causing a breach of any of its own representations and warranties in Sections 2 and 3 above. No disclosure by any Party pursuant to this Section 4 however, shall be deemed to amend or supplement the Disclosure Schedule or to prevent or cure any misrepresentation, breach of warranty or breach of covenant.

4.6 Exclusivity. During the term of this Agreement, Seller will not (and Seller will not exercise its rights as a Member of the Company to cause or permit the Company or any of its Subsidiaries to) (i) solicit, initiate or encourage the submission of any proposal or offer from any Person relating to the acquisition of Seller’s Interests in the Company or any substantial portion of the assets of the Company or any of its Subsidiaries; or (ii) participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any Person to do or seek any of the foregoing. During the term of this Agreement, Seller will not vote its Interests in favor of any such acquisition without Buyer’s consent, and will notify Buyer immediately if any Person makes any proposal, offer, inquiry of contract to Seller with respect to any of the foregoing.

4.7 GMAC Conditions. Seller and Buyer will each use their reasonable best efforts to satisfy such conditions in connection with the sale and purchase of the Acquired Interest pursuant to the loan documents evidencing and securing a loan from GMAC Commercial Mortgage Corporation in the original aggregate principal amount of $200 Million assumed by the Company and its Subsidiaries; provided that such reasonable best efforts shall not be deemed to required either Party to agree to pay GMAC any fees, prepayments or other amounts except as expressly provided in the loan documents for such loan. Buyer and Seller shall be responsible for and each shall pay one-half of any costs or fees associated with satisfying such conditions.

5. Post Closing Covenants. The Parties agree as follows with respect to the period following the Closing:

5.1. General. In case at any time after the Closing any further actions are necessary to carry out the purposes of this Agreement, each of the Parties will take such further actions (including the execution and delivery of such further instruments and documents) as any other Party may reasonably request, all at the sole costs and expense of the requesting party (unless the requesting party is entitled to indemnification therefore under Section 8 of this Agreement). Seller acknowledges and agrees that, from and after the Closing, Buyer will be entitled to possession of all documents, books, records (including tax records), agreements and financial data of any sort relating to the Company and its Subsidiaries, provided that Seller shall be entitled to retain a copy of any such financial data, records, agreements or documents currently in Seller’s possession to the extent necessary for Seller’s tax filings, accounting or financial reporting. For a period of three years after the Closing, at Seller’s request, Buyer shall provide Seller with reasonable access to the books and records of the Company for the period prior to the Closing to the extent reasonably necessary for Seller’s tax filings, accounting or financial reporting, such agreement to survive the Closing.

5.2 Litigation Support. In the event and for so long as any Party actively is contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand in connection with (i) any transaction contemplated under this Agreement; or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act or transaction on or prior to the Closing Date involving the Company or any of its Subsidiaries, each of the other Parties will cooperate with it and/or its counsel in the contest or defense, make available its personnel and provide such testimony and access to its books and records as shall be required in connection with the contest or defense, all at the sole costs and expense of the contesting or defending party (unless the contesting or defending party is entitled to indemnification therefore under Section 8 of this Agreement). This Section 5.2 shall not apply to any action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand between Seller and Buyer.

5.3. Intentionally Omitted.

5.4. Confidentiality. Seller will treat and hold as such all of the Confidential Information, refrain from using any of the Confidential Information, except in connection with this Agreement, and deliver promptly to Buyer or destroy, at Seller’s option, all tangible embodiments (and all copies) of the Confidential Information that are in its possession. In the event that Seller is requested or required pursuant to oral or written question or request for information or documents in any legal proceeding, interrogatories, subpoena, civil investigation, demand, or similar process to disclose any Confidential Information, Seller will notify Buyer promptly of the request or requirement so that Buyer may seek an appropriate protective order or waive compliance with the provisions of this sub-section 5.4. If, in the absence of a protective order, or the receipt of a wavier hereunder, Seller is, on advice of counsel, compelled to disclose any Confidential Information to any tribunal, Seller may disclose the Confidential Information to the tribunal; provided, however, that Seller shall use its reasonable best efforts to obtain, at the reasonable request of Buyer and at Buyer’s sole cost and expense, an order or other assurance that confidential treatment will be accorded to such portion of the Confidential Information required to be disclosed as Buyer shall designate.

5.5. Intentionally Omitted.

6. Conditions to Obligation to Close.

6.1 Conditions to Obligations of Buyer. The obligations of Buyer to consummate the transactions to be performed by it in connection with the Closing are subject to satisfaction of the following conditions:

(a) The representations and warranties of Seller set forth in Section 2 above shall be true and correct in all material respects at and as of the Closing Date;
(b) Seller shall have performed and complied with all of its covenants hereunder in all material respects through the Closing;

(c) The Company and its Subsidiaries shall have procured any of the third party consents specified in Section 2 above and the Seller’s Disclosure Schedule;

(d) No action, suit or proceeding shall have been brought by any Person (other than the parties hereto or any of such parties’ affiliates) and be pending before any court or quasi judicial or administrative agency of any federal, state, local or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement, (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, (C) materially and adversely affect the right of Buyer to acquire the Acquired Interest or (D) materially and adversely affect the right of the Company or any of its Subsidiaries to own its assets and to operate its business (and no such injunction, judgment, order, decree, ruling or charge shall be in effect);

(e) Seller shall have delivered to Buyer a certificate to the effect that each of the conditions specified in Paragraphs (a) through (d) of this Section 6.1 is satisfied in all respects;

(f) Buyer shall not have terminated this Agreement in accordance with the provisions of Sections 7 hereof.

(g) The opinion of Seller’s counsel provided to Buyer contemporaneously with the execution of this Agreement shall be updated as of the Closing Date.

(h) Buyer shall have received the resignations, effective as of the Closing, of each of the directors and officers of the Company and its Subsidiaries listed on Exhibit 6.1(h) attached hereto;
(i) Buyer shall have obtained reasonably satisfactory assurances that it shall be able to obtain sufficient financing (from third party lenders, public markets, or otherwise) to consummate the transactions contemplated hereby;

(j) The Parties, the Company and its Subsidiaries shall have received all other material authorizations, consents, and approvals of governments and governmental agencies, if any, described in Sections 2.1(b) and 2.1(c) of the Seller’s Disclosure Schedule and in Sections 3.2 and 3.3 of the Buyer’s Disclosure Schedule.

At least sixteen (16) calendar days prior to Closing (or in the Closing Date Notice in the event of an early Closing Date), Buyer shall give Seller written notice of whether or not the conditions described in Section 6.1(i) have been satisfied. If Buyer notifies Seller in such written notice that the condition in Section 6.1(i) has not been satisfied, or if Buyer fails to timely give such notice, then Seller shall have the right to immediately terminate this Agreement by written notice to Buyer, in which case Buyer shall promptly reimburse Seller for all of the out-of-pocket expenses actually incurred by Seller in connection with this Agreement and the transactions contemplated hereby (but not to exceed $25,000), and upon such payment all rights and obligations of the Parties hereunder shall terminate without any liability or any party to any other party.

Buyer may waive any conditions specified in this Section 6.1 if it executes a writing so stating at or prior to the Closing.

6.2 Conditions to Obligation of Seller. The obligation of Seller to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

(a) Representations and warranties of Buyer set forth in Section 3 above shall be true and correct in all material respects at and as of the Closing Date;

(b) Buyer shall have performed and complied with all of its covenants hereunder in all material respects through the Closing;

(c) No action, suit or proceeding shall have been brought by any Person (other than the parties hereto or any of such parties’ affiliates) and be pending before any court or quasi judicial or administrative agency of any federal, state, local or foreign jurisdiction or before any arbitrator wherein and unfavorable injunction, judgment, order, decree, ruling or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement or (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation (and no such injunction, judgment, order, decree, ruling or charge shall be in effect);

(d) Buyer shall have delivered to Seller a certificate to the effect that each of the conditions specified in Sub-paragraphs (a) through (c) of this Section 6.2 is satisfied in all respects;

(e) The Parties, the Company and its Subsidiaries shall have received all other material authorizations, consents, and approvals of governments and governmental agencies, if any, described in Sections 2.1(b) and 2.1(c) of Seller’s Disclosure Schedule and in Sections 3.2 and 3.3 of Buyer’s Disclosure Schedule.

(f) Seller shall not have terminated this Agreement in accordance with the provisions of Section 7 or the second to last paragraph of Section 6.1 hereof; and

(g) The opinion of Buyer’s counsel provided to Seller contemporaneously with the execution of this Agreement shall be updated as of the Closing Date.

Seller may waive any conditions specified in this Section 6.2 if it executes a writing so stating at or prior to the Closing.

6.3 Closing Documents; Transfer Taxes.

(a) At the Closing, Seller will execute and/or deliver to Buyer all documents necessary to consummate the transactions contemplated hereunder, including, without limitation, the following:

(1) an assignment by Seller to Buyer in substantially the form attached hereto as Exhibit 6.3(a)(1) (the “Assignment Agreement”) transferring all of Seller’s ownership interests in the Company to Buyer;

(2) a certified copy of a Consent of Members signed by all of the members of Seller having approval rights over the transactions contemplated herein authorizing such transactions, the execution and delivery of all documents required to effectuate such and designating the persons authorized to execute and deliver such documents on behalf of Seller, together with a certificate of incumbency with respect to such persons; and

(3) a release of the Tanger Guaranty.

(b) At the Closing, Buyer will execute and/or deliver to Seller all documents necessary to consummate the transactions contemplated hereunder, including, without limitation, the following:
(1) payment of the Purchase Price in cash by wire transfer or in other immediately available guaranteed U.S. funds;

(2)  the Assignment Agreement;

(3) a certified copy of a Consent of Members signed by all of the members of Buyer authorizing the transactions contemplated herein, the execution and delivery of all documents required to effectuate such and designating the persons authorized to execute and deliver such documents on behalf of Buyer, together with a certificate of incumbency with respect to such persons; and

(4) a release of the Blackstone Guaranty.

(c) Seller and Buyer will each pay one-half of any transfer or excise tax which is payable by reason of the transfer of the Acquired Interest pursuant to this Agreement, whether attributable to the Acquired Interest or to the real property of the Company or any of its Subsidiaries.

7. Termination.

7.1 Termination of Agreement. Certain of the Parties may terminate this Agreement as provided below:

(a) Buyer and Seller may terminate this Agreement by mutual, written consent at any time prior to the Closing;

(b) Buyer may terminate this Agreement by giving written notice to Seller at any time prior to the Closing (A) in the event Seller has breached any material representation, warranty or covenant contained in this Agreement in any material respect, Buyer has notified Seller of the breach and the breach has continued without cure for a period of thirty (30) days after the notice of breach; or (B) if the Closing shall not have occurred on or before November 30, 2005 by reason of the failure of any Condition Precedent under Section 6.1 hereof (unless the failure results primarily from Buyer itself breaching any representation, warranty or covenant contained in this Agreement); and

(c) Seller may terminate this Agreement by giving written notice to Buyer at any time prior to the Closing (A) in the event Buyer has breached any material representation, warranty or covenant contained in this Agreement in any material respect, Seller has notified Buyer of the breach, and the breach has continued without cure for a period of thirty (30) days after the notice of breach or (B) if the Closing shall not have occurred on or before November 30, 2005 by reason of the failure of any Conditions Precedent under Section 6.2 hereof (unless the failure results primarily from Seller itself breaching any representation, warranty or covenant contained in this Agreement).

7.2 Effect of Termination. If any Party terminates this Agreement pursuant to Section 7.1 above, all rights and obligations of the Parties hereunder shall terminate without any liability of any party to any other party (except for any liability of any party then in breach).

8. Remedies for Breaches of This Agreement.

8.1. Survival of Representations and Warranties. Except as provided below, all of the representations and warranties of the Parties contained in this Agreement (including the representations and warranties of the Parties contained in Sections 2.1 and 3 hereof) shall survive the Closing and continue in full force and effect until thirty (30) days following the expiration of the applicable statute of limitations (including any extensions thereto). All of the covenants of the Parties contained in Section 4 shall not survive the Closing. All of the representations of the Seller contained in Section 2.2 hereof and all of the covenants of the Parties contained in Section 5 shall survive the Closing for a period of one year after the Closing Date. Seller shall have no liability with respect to any of Seller’s representations and warranties in Section 2 hereof if, prior to the Closing, Buyer has actual Knowledge that any such representation or warranty is untrue or incorrect, and Buyer nevertheless consummates the transactions contemplated by this Agreement.
8.2. Indemnification Provisions for Buyer’s Benefit. In the event Seller breaches any of its representations, warranties and covenants contained herein, and provided that Buyer makes a written claim for indemnification against Seller within the survival period then Seller shall be obligated to indemnify Buyer from and against the entirety of any Adverse Consequences Buyer may suffer (including any Adverse Consequences Buyer may suffer after the end of any applicable survival period) resulting from, arising out of, relating to, in the nature of or caused by the breach.

8.3 Indemnification Provisions for Seller’s Benefit. In the event Buyer breaches any of its representations, warranties and covenants contained herein and provided that Seller makes a written claim for indemnification against Buyer within the survival period, then Buyer agrees to indemnify Seller from and against the entirety of any Adverse Consequences suffered (including any Adverse Consequences may suffer after the end of any applicable survival period) resulting from, arising out of, relating to, in the nature of, or caused by the breach.

8.4. Matters Involving Third Parties.

(a) If any third party notifies any Party (the “Indemnified Party”) with respect to any matter (the “Third Party Claim”) that may give rise to a claim for indemnification against any other party (the “Indemnifying Party”) under this Section 8, then the Indemnified Party shall promptly notify the Indemnifying Party thereof in writing; provided, however, that no delay on the part of the Indemnified Party in notifying any Indemnifying Party shall relieve the Indemnifying Party from any obligation hereunder unless (and then solely to the extent) the Indemnifying Party is thereby prejudiced.

(b) Any Indemnifying Party will have the right to assume the defense of the Third Party Claim with counsel of its choice reasonably satisfactory to the Indemnified Party at any time within fifteen (15) days after the Indemnified Party has given notice of the Third Party Claim; provided, however, that the Indemnifying Party must conduct the defense of the Third Party Claim actively and diligently thereafter in order to preserve its rights in this regard; and provided, further, that the Indemnified Party may retain separate co-counsel at its sole costs and expense and participate in the defense of the Third Party Claim.

(c) So long as the Indemnifying Party has assumed and is conducting the defense of the Third Party Claim in accordance with Section 8.4(b) above, (A) the Indemnifying Party will not consent to the entry of any judgment on or entry into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Party (not to be unreasonably withheld) unless the judgment or proposed settlement involves only the payment of money damages by one or more of the Indemnifying Parties and does not impose an injunction or other equitable relief upon the Indemnified Party and (B) the Indemnified Party will not consent to the entry of any judgment on or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnifying Party (not to be unreasonably withheld).

(d) In the event the Indemnifying Party does not assume and conduct the defense of the Third Party Claim in accordance with Section 8.4(b) above (A) the Indemnified Party may defend against, and consent to the entry of any judgment on or enter into any settlement with respect to, the Third Party Claim in any manner it may reasonably deem appropriate (and the Indemnified Party need not consult with, or obtain any consent from, the Indemnifying Party in connection therewith) and (B) the Indemnifying Party will remain responsible for any Adverse Consequences the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim to the fullest extent provided in this Section 8.

9. Definitions.

“Acquired Interest” shall have the meaning ascribed to the term in Section 1.1 hereof.

“Adverse Consequences” means all actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, dues, penalties, fines, costs, amounts paid in settlement, Liabilities, obligations, Taxes, Liens, losses, expenses, and fees, including court costs and reasonable attorneys' fees and expenses.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks in New York are authorized or required to close under the laws of the State of New York and are actually closed.

“Buyer” means Tanger COROC, LLC.

“Buyer’s Disclosure Schedule” means the disclosure schedule described in Section 3 hereof.

“Closing” shall have the meaning ascribed to the term in Section 1.3 hereof.

“Closing Date” shall have the meaning ascribed to the term in Section 1.3 hereof

“Company” means COROC Holdings L.L.C.

“Company Operating Agreement” shall have the meaning ascribed to the term in Rectal A hereof.

“Confidential Information” means any information concerning the business and affairs of the Company and its Subsidiaries existing as of the Closing Date other than (i) any information that is or was already generally available to the public or (ii) was independently developed by or on behalf of Buyer.

“Knowledge” means, (i) with respect to the Seller, the actual knowledge of Jonathan Gray, Gary Sumers or Alan Miyasaki, and (ii) with respect to the Buyer, the actual knowledge of Stanley K, Tanger, Steven B. Tanger or Frank Marchisello.

“Liability” means any liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for Taxes.

“Lien” means any mortgage, pledge, lien, encumbrance, charge or other security interest.

“Management Agreement” shall have the meaning ascribed to the term in Section 1.6 hereof.

“Net Operating Income” shall have the meaning ascribed to the term in Section 1.6 hereof.

“Person” means an individual, a partnership, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a governmental entity (or any department, agency or political subdivision thereof).

“Purchase Price” shall have the meaning ascribed to the term in Section 1.2 hereof.

“Securities Act” means the Securities Act of 1933, as amended.

“Seller” means BROC Portfolio L.L.C.

“Seller’s Disclosure Schedule” means the disclosure schedule identified in Section 2 hereof

“Subsidiaries” means the subsidiaries of the Company set forth on Exhibit 9.

“TFOC” means Tanger Factory Outlet Centers, Inc., a North Carolina corporation.

“TPLP” means Tanger Properties Limited Partnership, a North Carolina limited partnership.

10. Miscellaneous.

10.1 Survival of Representations and Warranties  10.1 Survival of Representations and Warranties . All of the representations and warranties of the Parties contained in this Agreement shall survive the Closing hereunder as and to the extent provided herein.

10.2 Press Releases and Public Announcements  10.2 Press Releases and Public Announcements . No Party shall issue any press release or make any public announcement relating to the subject matter of this Agreement prior to the Closing without the prior written approval of the other Party; provided, however, that any Party may make any public disclosure it believes in good faith is required by applicable law or any listing or trading agreement concerning its publicly-traded securities (in which case the disclosing party will use its reasonable best efforts to advise the other Party prior to making the disclosure). The Parties understand that TFOC will be required to make a filing under the Securities Act and to publicly announce the proposed transaction when this Agreement is signed to comply with the Securities Act and the rules of the New York Stock Exchange. Any such public announcement shall be a joint statement approved by both Parties.

10.3 No Third-Party Beneficiaries  10.3 No Third-Party Beneficiaries . This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

10.4 Entire Agreement  10.4 Entire Agreement . This Agreement (including the documents referred to herein) constitutes the entire agreement between the Parties and supersedes any prior understandings, agreements, or representations by or between the Parties, written or oral, to the extent they related in any way to the subject matter hereof.

10.5 Succession and Assignment  10.5 Succession and Assignment . This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interest, or obligations hereunder without the prior written approval of the other Party.

10.6 Counterparts  10.6 Counterparts . This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

10.7 Headings  10.7 Headings . The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

10.8 Notices  10.8 Notices . All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim or other communication hereunder shall be deemed duly given (i) when delivered personally to the recipient, (ii) two (2) Business Day after being sent to the recipient by reputable overnight courier service (charges prepaid) or (iii) four (4) Business Days after being mailed to the recipient by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below.

If to Seller, to:	BROC Portfolio L.L.C. c/o Blackstone Real Estate Acquisitions IV L.L.C. 345 Park Avenue New York, NY 10154 Attention: Mr. Jonathan D. Gray
With a copy to:	Mr. Gregory J. Ressa Simpson Thacher & Bartlett LLP 425 Lexington Avenue New York, NY 10017
If to Buyer, to:	Tanger COROC, LLC 3200 Northline Avenue, Suite 360 Greensboro, NC 27408 Attention: Mr. Stanley K. Tanger
With a copy to:	Mr. John H. Vernon, III Vernon, Vernon, Wooten, Brown, Andrews & Garrett, P.A. P.O. Drawer 2958 Burlington, NC 27216-2958

Any party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above using any other means (including messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Party notice in the manner herein set forth.

10.9 Governing Law  10.9 Governing Law . This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

10.10 Amendments and Waivers  10.10 Amendments and Waivers . No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by Buyer and Seller. No waiver by any Party of any provision of this Agreement or any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be valid unless the same shall be in writing and signed by the Party making such waiver nor shall such waiver be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

10.11 Severability  10.11 Severability . A term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

10.12 Expenses  10.12 Expenses . Each of Buyer and Seller will bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby.

10.13 Construction  10.13 Construction . The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word “including” shall mean including without limitation. Nothing in the Disclosure Schedule shall be deemed adequate to disclose an exception to a representation or warranty made herein unless the Disclosure Schedule identifies the exception with reasonable particularity and describes the relevant facts in reasonable detail. Without limiting the generality of the foregoing, the mere listing (or inclusion of a copy) of a document or other item shall not be deemed adequate to disclose an exception to a representation or warranty made herein (unless the representation or warranty has to do with the existence of the document or other item itself). The Parties intend that each representation, warranty, and covenant contained herein shall have independent significance. If any Party has breached any representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty, or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the Party has not breached shall not detract from or mitigate the fact that the Party is in breach of the first representation, warranty or covenant.

10.14 Incorporation of Exhibits and Schedules  10.14 Incorporation of Exhibits and Schedules . The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

10.15 Specific Performance  10.15 Specific Performance . Each of the Parties acknowledges and agrees that the other Party would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the Parties agree that the other Party shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the Parties and the matter in addition to any other remedy to which it may be entitled, at law or in equity.

11. Mutual Release.

Upon the Closing Date, (a) Seller shall, on behalf of itself and each of its predecessors, successors, present and former affiliates, subsidiaries, parents, assigns, officers, directors, stockholders, partners, managers, members, employees and agents and each and all of their respective affiliates and subsidiaries (collectively, the “Seller Related Parties”) release and forever discharge Buyer and its respective predecessors, successors, present and former affiliates, subsidiaries, parents, assigns, officers, directors, stockholders, partners, managers, members, employees and agents and each and all of their respective affiliates and subsidiaries (collectively, the “Buyer Related Parties”) from any and all actions, causes of action, suits, debts, dues, sums of money, accounts, reckonings, controversies, agreements, promises, damages, (whether compensatory, punitive, statutory, interest, costs, attorneys’ fees or otherwise), judgments, executions, claims, counterclaims, demands, and other forms of liability howsoever denominated, whether at law or in equity, whether based on contract, tort, statute or otherwise (collectively, the “Released Claims”), which each and all of the Seller Related Parties now owns or holds, has at any time heretofore owned or held or may hereafter own or hold against any one or more of the Buyer Related Parties as a result of, arising out of or relating in any way to the Company Operating Agreement, the Management Agreement, the Company, the Subsidiaries or the Property and any other lease, license, agreement, arrangement or understanding (whether written or otherwise) in any way related to or arising out of the foregoing (collectively, the “Property-Related Obligations”) and (b) Buyer shall, on behalf of itself and its predecessors, successors, present and former affiliates, subsidiaries, parents, assigns, officers, directors, stockholders, partners, managers, members, employees and agents and each and all of their respective affiliates and subsidiaries (collectively, the “Buyer Related Parties”), release and forever discharge each and all of the Seller Related Parties from the Released Claims which each and all of the Buyer Related Parties now owns or holds, has at any time heretofore owned or held or may hereafter own or hold against any one or more of the Seller Related Parties as a result of, arising out of or relating in any way to the Property-Related Obligations. Notwithstanding the foregoing, the term “Released Claims” shall not include any claims arising out of obligations under this Agreement. The releases described this Section 11 shall be self-operative upon the Closing and shall not require the execution of any additional instrument. The provisions of this Section 11 shall survive the Closing.

   IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the date first above written.

SELLER:
BROC PORTFOLIO L.L.C., a Delaware limited        liability company
By: _____________________
Alan Miyasaki
Secretary
BUYER:
TANGER COROC, LLC, a North Carolina        limited liability company
By: Tanger Devco, LLC, its Manager
By: ____________________
Stanley K. Tanger
Chief Executive Officer

EXHIBIT 6.1(h)

DIRECTORS AND OFFICERS
OF THE COMPANY AND ITS SUBSIDIARIES
THAT SHALL RESIGN AT CLOSING

Officers:

Gary M. Sumers  Co-President of each Subsidiary

Jonathan D. Gray            Vice President of each Subsidiary

Alan Miyasaki                 Secretary of each Subsidiary

Directors:

Gary M. SumersDirector of each GMAC Borrower

Alan MiyasakiDirector of each GMAC Borrower
EXHIBIT 6.3(a)1)

FORM OF INTEREST ASSIGNMENT AND ASSUMPTION AGREEMENT

Assignment and Assumption of Interests
  ASSIGNMENT AND ASSUMPTION OF MEMBERSHIP INTERESTS (this “Assignment”) dated as of ___________ __, 2005, by and among BROC Portfolio L.L.C., a Delaware limited liability company having an address at c/o Blackstone Real Estate Acquisitions IV L.L.C., 345 Park Avenue, New York, New York 10154 (“Assignor”), and Tanger COROC, LLC, a North Carolina limited liability company having an address at c/o 3200 Northline Avenue, Suite 360, Greensboro, NC 27408 (“Assignee”).

Background
This Assignment and Assumption of Interests is being executed and delivered pursuant to that certain Agreement dated as of August 22, 2005 (the “Purchase Agreement”) between Assignor and Assignee. All capitalized terms used but not defined herein shall have the meanings ascribed to them in the Purchase Agreement.
Assignment and Assumption
In consideration of Ten ($10.00) Dollars in hand paid by Assignee, the receipt and sufficiency of which is hereby acknowledged, Assignor does hereby assign, transfer and set over unto Assignee, all of Assignor’s right, title and interest in and to Assignor’s membership interests in COROC Holdings L.L.C. (the “Company”) (collectively, the “Interests”).
Assignee hereby accepts the foregoing assignment and assumes all of Assignor’s duties and obligations with respect to the Interests arising from and after the date of this Assignment (whether such duties and obligations arise under the relevant organizational documents of the Company or applicable law), all pursuant to the terms and conditions of the Purchase Agreement.
This Assignment is made without warranty or representation, express or implied, by or recourse against Assignor of any kind or nature whatsoever except as set forth in the Purchase Agreement.
This Assignment may be executed in one or more counterparts, each of which when so executed and delivered shall be deemed an original, but all of which taken together shall constitute but one and the same instrument.
IN WITNESS WHEREOF, Assignor and Assignee have duly executed this instrument as of the day first above written.
ASSIGNOR:

BROC Portfolio l.l.c., a Delaware limited liability company

By: __________________________________
Name:
Title:

ASSIGNEE:

TANGER COROC, LLC, a North Carolina limited liability company

By: Tanger Devco, LLC, its Manager

By: __________________________
Name:
Title:

EXHIBIT 9

LIST OF SUBSIDIARIES

GMAC Borrowers

1.COROC/Riviera L.L.C.

2.COROC/Tuscola L.L.C.

3.COROC/Hilton Head I L.L.C.

4.COROC/Hilton Head II L.L.C.

5.COROC/Westbrook I L.L.C.

6.COROC/Lake Regions L.L.C.

7.COROC/Myrtle Beach L.L.C.

8.COROC/Rehoboth I L.L.C.

9.COROC/Rehoboth II L.L.C.

10.COROC/Rehoboth III L.L.C.

11.COROC/Lincoln City L.L.C.

12.COROC/Park City L.L.C.

Owners of Surplus Land

1.COROC/Clinton CHR L.L.C.

2.COROC/Clinton WR L.L.C.

3.BRE/ROC Holding L.L.C.

4.COROC/Westbrook II L.L.C.

SELLER’S DISCLOSURE SCHEDULE

None

BUYER’S DISCLOSURE SCHEDULE

None